EXHIBIT 10.1

BANCTRUST FINANCIAL GROUP, INC.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION SUMMARY

(January 20, 2006)

Director Compensation Summary

Set forth below is a summary of the compensation arrangements between BancTrust Financial Group, Inc. (the "Company") and its directors who are not full-time employees of the Company or one of its subsidiaries. Directors who are full-time employees of the Company or one of its subsidiaries receive no separate or additional compensation for their service as a director.

2006 Annual Retainer

$10,300.00 paid annually.

Meeting Fees

A director of the Company is paid $750.00 for each meeting of the Board of Directors he attends. For each meeting in which a director participates by teleconference, a director receives $375.00

Certain of our directors serve on the boards of our subsidiary banks and trust company. The meeting fees for each of those boards are as follows:

BankTrust (Alabama), referred to as the "Mobile Bank," pays $500.00 for each board meeting attended and $250.00 for each board meeting in which a director participates by teleconference. If a director does not attend or participate in the meeting, the Mobile Bank pays the director the $500 meeting fee, and the director contributes $250 of the fee to the Company's political action committee.

BankTrust of Alabama, referred to as the "Eufaula Bank," pays $200.00 for each board meeting attended, whether in person or by teleconference. The Eufaula Bank pays each board member a $2,000.00 annual retainer.

BankTrust (Florida), referred to as the "Florida Bank," pays $200.00 for each board meeting attended, whether in person or by teleconference. The Florida Bank pays each board member a $3,200.00 annual retainer.

BancTrust Company, Inc., referred to as the "Trust Company," pays $300.00 for each board meeting attended and $150.00 for each board meeting in which a director participates by teleconference.

Committee Meeting Fees

Members of the Company's board committees are paid $400.00 for each committee meeting attended and $200.00 for committee meetings in which the director participates by teleconference. Additional fees have at times been paid to committee members for multi-day meetings and the consideration of extraordinary transactions that require considerably more meeting or preparation time than what is usually expected.

Directors of our subsidiaries are paid fees as follows for the attendance of committee meetings:

The Mobile Bank pays its committee members $300.00 for each committee meeting attended and $150.00 for each committee meeting in which the director participates by teleconference.

The Eufaula Bank pays its committee members $50.00 per meeting attended, except for audit committee members and advisory board members who are paid $100.00 for each committee meeting attended, whether in person or by teleconference.

The Florida Bank pays its committee members $100.00 for each committee meeting attended, whether in person or by teleconference.

The Trust Company does not pay its directors for committee meetings.

Deferred Compensation

A director of the Company may direct that the payment of all or any portion of the cash compensation that would otherwise be payable to him or her be credited to an account that will acquire, or be "deemed" to be an investment in, the Company's common stock. The director may elect to receive a distribution of shares held for the director when his or her service on the Board terminates in a lump sum or in a series of annual or quarterly installments over five (5) years. Dividends paid on the shares held in this plan are accumulated and reinvested in BancTrust common stock.

Equity Incentives

Each director is eligible to participate in the Company's 2001 Incentive Compensation Plan. No options or equity awards have been awarded to directors, under the 2001 Incentive Compensation Plan or otherwise, in 2006.

Executive Officer Compensation Summary

Salary

The following base salaries have been approved for payment to those persons who are serving as the Company's executive officers for 2006.

Name	Title	Salary
W. Bibb Lamar, Jr.	President and Chief Executive Officer of the Company; Chief Executive Officer and Chairman of the Mobile Bank.	$325,000
Bruce C. Finley, Jr.	Senior Lending Officer of the Company; Executive Vice President of the Mobile Bank.	$135,000
Michael D. Fitzhugh	Executive Vice President of the Company; President and Chief Executive Officer of the Florida Bank.	$180,000
F. Michael Johnson	Chief Financial Officer, Executive Vice President and Secretary of the Company; Executive Vice President and Cashier of the Mobile Bank.	$170,000

Bonus

Each executive officer is also eligible to participate in the Company's cash bonus plan. Any bonus earned is typically determined and paid in the first quarter of the year following the year in which the bonus is earned. Annual cash awards are based on a percentage of base salary. At the beginning of the year, the incentive level of participation is established as a percent of salary for each participant, and individual performance objectives are set. Weights and ranges are set that support the Company's strategy, operating plans and/or job assignment. There is no guarantee of a payout, or of a minimum payout. Performance below threshold on a particular objective earns no payout for that objective. Also, circuit breakers in the plan can cause incentive payouts to be cancelled. Circuit breakers are set annually and may vary from officer to officer. Circuit breakers have historically related to such factors as regulatory ratings, credit quality and performance ratios. Failure to meet a circuit breaker threshold results in no payout. The Board has final discretion as to what, if any, payments are made.

In January 2006, the Company awarded bonuses to its executive officers for 2005 as follows:

Name	Bonus
W. Bibb Lamar, Jr.	$165,161
Bruce C. Finley, Jr.	$33,784
Michael D. Fitzhugh	$69,325
F. Michael Johnson	$66,207

Perquisites

We furnish each of Messrs. Lamar, Finley, Fitzhugh and Johnson with an automobile, and we pay country club and other club dues and related expenses for each of them. The aggregate amount of this compensation annually has never exceeded the lesser of $50,000 or 10% of total annual salary and bonus for any executive officer.

Equity Based Incentives

The Company's executive officers are eligible to participate in the Company's 2001 Incentive Compensation Plan. The Company is working with a compensation consultant on a long-term incentive plan to tie equity compensation to the achievement of specific individual and Company goals. That plan has not yet been implemented; however, in January of 2006, the

Company's board of directors approved restricted stock awards under the 2001 Incentive Compensation Plan to its executive officers as follows:

Name	Number of Shares Awarded
W. Bibb Lamar, Jr.	8,000
Bruce C. Finley, Jr.	2,000
Michael D. Fitzhugh	4,000
F. Michael Johnson	4,000

These awards were evidenced by agreements providing that if a grantee terminates employment for any reason other than death, disability or retirement prior to January 18, 2009, the restricted shares would be forfeited. In the event of death, disability or retirement during the restricted period, a prorated portion of the shares would be forfeited, based on the number of months elapsing from January 18, 2006 until the event and the total restriction period of 36 months. In the event of a change in control of the Company, all restrictions will lapse.

Change in Control Agreements

The Mobile Bank has entered into Change in Control Compensation Agreements (the "Agreements") with Mr. Lamar, Mr. Finley, Mr. Fitzhugh and Mr. Johnson. These Agreements provide that if Mr. Lamar, Mr. Finley, Mr. Fitzhugh or Mr. Johnson is terminated other than for cause (as defined in the Agreements) following a change in control, or if his assigned duties or responsibilities are diminished such that they are inconsistent with his present position, he will be entitled to receive a cash payment equal to three times his average annual earnings (as defined in the Agreements) in the case of Mr. Lamar and Mr. Johnson, one and one-half times his average annual earnings in the case of Mr. Fitzhugh and equal to his average annual earnings in the case of Mr. Finley. Certain other existing employee benefits are also available to each of Mr. Lamar, Mr. Johnson, Mr. Fitzhugh and Mr. Finley under terms of these Agreements for a period after termination of three years for Mr. Lamar and Mr. Johnson, eighteen months for Mr. Fitzhugh and twelve months for Mr. Finley. These Agreements automatically renew each calendar year unless terminated by the Mobile Bank at least 90 days prior to any December 31.

Benefits

The executive officers are also eligible to participate in the Company's and its subsidiaries' broad based benefit programs generally available to employees of the Company and its subsidiaries, including the applicable retirement plans and health, disability and life insurance programs.

Supplemental Retirement Plan

In addition to participation in our generally available retirement plans, Mr. Lamar and Mr. Johnson participate in the Mobile Bank's Supplemental Retirement Plan, which is designed to supplement the benefits payable under our Pension Plan for certain key employees selected by the Board of Directors. Each participant was a participant in a pension plan of another bank prior to his employment with the Mobile Bank, and the Supplemental Plan is designed to afford the participant the same pension he or she would receive under our Pension Plan if he or she had been employed by the Mobile Bank for his or her entire banking career, reduced by the benefits actually payable to him or her under our Plan and any retirement benefits payable to him or her under any plan of another bank. Benefits for total and permanent disability are supplemented in the same manner.

ADDITIONAL INFORMATION

The foregoing information is summary in nature. Additional information regarding the Company's compensation of its directors and its named executive officers has been included in the Company's Proxy Statement for its 2005 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 8, 2005, and will be included in the Company's Proxy Statement for its 2006 Annual Meeting of Shareholders.